EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to a Registration Statement on Form F-4 of our report dated August 29, 2008 relating to the consolidated financial statements of KT Freetel which report expresses an unqualified opinion and includes explanatory paragraphs relating to the translation of Korean won amounts into U.S. dollar amounts, and information relating to the nature and effect of differences from accounting principles generally accepted in the United States of America appearing in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

We also consent to the reference to us under “Experts” in such Prospectus.

/s/    DELOITTE ANJIN LLC

Deloitte Anjin LLC

Seoul, Korea

February 17, 2009